Filed Pursuant To Rule 433

Registration No. 333-203585

August 13, 2015

Gold Demand Trends Second Quarter 2015 Demand drops in challenging second quarter Demand for gold in the second quarter declined 12% to 915t. Indian consumer demand Given their importance to the sector, India and China together accounted for more than half of the fall in jowellery demand. Central banks added a further 137t of gold to their holdings in Q2 Purchases were slightly slower year-on-year but demand continues to flourish. Demand was weakest among lndia’s rural consumers after extreme weather conditions hit agricultural incomes. Chinese consumer demand Q2 Total Total supply contracted by 5% to l,033t A reduction in recycling outstripped modest growth in mine production. The link between gold demand and consumer sentiment was evident as adverse economic conditions in a number of markets led to lower levels of demand for gold jewellery, bars and coins. In contrast, markets with more resilient economies were areas of strength. Jowellery demand fell in China, hampered by stock market turbulence, as slowing economic growth clouded the consumer environment. European consumer demand Q2 Total Declines were also widespread due to difficult conditions across Asia and the Middle East. But a more positive consumer environment boosted demand in Western markets including: Germany (7%), Spain (6%), U.K. (6%), U.S. (2%). Looking ahead, H2 prospects are encouraging A recent lower gold price has stimulated demand in price-sensitive consumer markets. European investors sought the security of gold as the Greek crisis re-emerged.

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